EXHIBIT 99.1

News Release

US Oncology Extends Tender Offer and Consent Solicitation for Its

9 5/8% Senior Subordinated Notes Due 2012

HOUSTON, TX, July 19, 2004 – US Oncology, Inc. (“US Oncology”) (NASDAQ: USON) announced today that it is extending the tender offer expiration date and consent expiration date for its previously announced cash tender offer and consent solicitation relating to its 9 5/8% Senior Subordinated Notes due 2012. The tender offer and consent solicitation, each of which was to have expired at 5:00 p.m., New York City time, on Friday, July 16, 2004, will each be extended to 5:00 p.m., New York City time, on Friday, August 13, 2004, unless further extended by US Oncology.

To date, holders of approximately $146,910,000 of the outstanding principal amount of the notes, which represents approximately 84% of the $175 million outstanding principal amount of the notes, have tendered their outstanding notes and delivered related consents pursuant to the tender offer and consent solicitation. The last day that holders of notes could have withdrawn tendered notes and revoked delivered consents was as of 5:00 p.m., New York City time, on June 11, 2004. As a result, tendered notes and delivered consents may no longer be withdrawn or revoked.

The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 21, 2004, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation. Among other conditions discussed below, the tender offer is conditioned upon the completion of US Oncology’s proposed merger with an affiliate of Welsh, Carson, Anderson & Stowe IX, L.P. The merger remains subject to certain customary conditions, including the approval by holders of a majority of the outstanding shares of US Oncology common stock and approval by holders of a majority of the outstanding shares of US Oncology’s common stock not held by US Oncology Holdings, Inc., Oiler Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., its co-investors or members of US Oncology’s board or management that are expected to participate in the merger. The merger is expected to close in August 2004.

In addition to the closing of the merger, the tender offer is subject to certain customary conditions. If any of the conditions to the tender offer are not satisfied, US Oncology is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes, and may even terminate the tender offer.

Citigroup Global Markets Inc. is acting as the dealer manager and solicitation agent for the tender offer and consent solicitation. The depositary for the tender offer is Computershare Trust

Company of New York. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Global Markets Inc., telephone number (800) 558-3745 (toll free) and (212) 723-6106 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (800) 733-6231 (toll free) and (212) 440-9800 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

US Oncology, headquartered in Houston, Texas, is America’s premier cancer-care services company. US Oncology supports the cancer care community by providing medical oncology services, cancer center services and cancer research services.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions, and those detailed from time-to-time in the US Oncology’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine US Oncology’s future results are beyond the ability of US Oncology to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. In particular, the merger transaction is subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of US Oncology to obtain stockholder approval, the failure of the parties to satisfy the conditions in the merger agreement, such as the inability of US Oncology Holdings, Inc. to obtain financing, or the occurrence of events that would have a material adverse effect on US Oncology as described in the merger agreement. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. US Oncology undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “US Oncology,” “we,” or “our” as used throughout this document refer to US Oncology, Inc. and its subsidiaries.